Exhibit 99.1
FOR IMMEDIATE RELEASE
RTI INTERNATIONAL METALS ANNOUNCES
IMPLEMENTATION OF SUCCESSION PLAN
President and CEO Timothy Rupert Announces Retirement;
Dawne Hickton to be Vice Chairman & CEO;
Michael Wellham to be President & COO;
Steve Giangiordano to be Executive Vice President;
William Hull to be Senior Vice President & CFO
Niles, Ohio, February 1 — RTI International Metals Inc., (NYSE: RTI) announced that Timothy G. Rupert will step down as its President and Chief Executive Officer effective with the Company’s April 27, 2007 Annual Meeting and retire July 31, 2007.
The Board has elected Dawne S. Hickton Vice Chairman and Chief Executive Officer effective April 27, 2007.
The Company also announced that it will name Michael C. Wellham, President & Chief Operating Officer; Steve Giangiordano, Executive Vice President; and William Hull, Senior Vice President & Chief Financial Officer. The Chief Operating Officer is a newly-created position. The Board of Directors expects to nominate both Ms. Hickton and Mr. Wellham as members of the Board of Directors for election at the April 27 Annual Meeting.
All of these executive appointments will be effective April 27, 2007. Tim Rupert will continue to work with the new team after April 27 as a senior advisor through July of 2007. The Company also announced that John H. Odle, Executive Vice President and Board member, who will retire at the mandatory retirement age of 65 in September of this year, will also continue to work with the new team beyond his retirement date.
Both Mr. Rupert and Mr. Odle will remain on the Board of Directors until April 26, 2007.
“My decision to retire from RTI is strictly a personal one,” said Mr. Rupert. “I have simply decided that after an active and successful 38-year career, it is time to change my life priorities. I am extremely proud of what we have accomplished at RTI during my leadership tenure at the Company. Much of this success is the result of the talents of the leadership team announced today. I have absolute confidence in their ability to lead the Company forward. I want to thank John Odle for his support during my time with RTI. Finally, I want to thank all of our employees and wish them continued success in the future.”
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Robert M. Hernandez, Chairman of the Board said: “Tim informed us of his personal desire to retire early from the Company and the board has respected that wish. We are extremely grateful to Tim for his strong leadership over the past eight years. He kept RTI strong and profitable throughout his tenure, which included an extended downturn in our markets as well as major work stoppages. Moreover, Tim has negotiated important, long-term commercial, supply and labor contracts for the Company. These achievements have laid a foundation for the dynamic growth we are now enjoying and expect in the future.
“The Board has been engaged in succession planning for most of the past decade. The new management group has been developed internally and has the combination of skills needed to lead us into the next decade and beyond. Dawne Hickton is an outstanding leader and executive manager with strong strategic and organization building skills. Mike Wellham is a seasoned executive with an entrepreneurial background and deep operations experience. Steve Giangiordano has outstanding engineering and technical knowledge in the titanium and related industries and is a proven operating executive. Tim Rupert, and John Odle who the RTI Board believes is the strongest commercial executive in the industry, will be working with this team to ensure a smooth transition with our key customers and suppliers.”
Ms. Hickton, 49, is currently Senior Vice President of Administration and Chief Administrative Officer. In this capacity she manages the accounting, treasury, tax, business information systems, personnel and legal functions of the Company. During her tenure at RTI, Ms. Hickton has played an important role in the many strategic and tactical business decisions at the Company, including the Company’s labor relations and government relations that have brought RTI to the strong position it now holds. Prior to RTI, Ms. Hickton was employed at USX Corporation for 10 years.
Ms. Hickton said: “I am honored to lead the dynamic company that Tim Rupert has helped to build. I look forward to continuing to work with Tim and John during the months ahead, and to continuing my close collaboration with Mike, Steve and Bill as we move RTI forward together. The Board and I are committed to continuing on our current strategic path, and we remain focused on delivering value for our shareholders, customers, and employees.”
Since 2002, Michael Wellham, 41, has served as Senior Vice President in charge of the Company’s Fabrication & Distribution Group, responsible for 14 RTI locations in seven countries. He came to RTI in 1998 with the acquisition of New Century Metals. Prior to that, Mr. Wellham was president of Advanced Aerospace Metals Corporation, a full line metals distributor that he led through the start-up phase.
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Steve Giangiordano, 49, is currently Senior Vice President of RTI’s Titanium Group. Steve has over 27 years of management experience in the specialty metals and aerospace industry, including 22 years of R&D and acquisition implementation at RTI. He will continue in this role and will also spearhead RTI’s corporate-wide technology and R&D endeavors.
William Hull, 49, is currently Vice President and Chief Accounting Officer at RTI. Mr. Hull joined RTI from Stoneridge, Inc., a multi-national, NYSE-listed corporation, where he oversaw financial analysis, SEC reporting, Sarbanes-Oxley compliance, financial systems management and other responsibilities.
About RTI International Metals:
RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, military spending, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, successful completion of the Company’s capital expansion projects, the design and effectiveness of the Company’s internal control over financial reporting, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Contacts:

Investor/Media:	Company:
Hulus Alpay Makovsky + Company 212-508-9600 halpay@makovsky.com	Richard E. Leone RTI International Metals, Inc. 330-544-7622 rleone@rtiintl.com
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